EXHIBIT (99)-3

                            HEALTHSOUTH CORPORATION

                       OFFER TO EXCHANGE ALL OUTSTANDING
                          6.875% SENIOR NOTES DUE 2005
                         AND 7.0% SENIOR NOTES DUE 2008
                                      FOR
                          6.875% SENIOR NOTES DUE 2005
                         AND 7.0% SENIOR NOTES DUE 2008
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                PURSUANT TO THE PROSPECTUS DATED AUGUST  , 1998

To Our Clients:

     We  are  enclosing   herewith  a  Prospectus   dated  August  ,  1998  (the
"Prospectus") of HEALTHSOUTH Corporation (the "Issuer") and a Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Issuer to exchange up to $250,000,000 aggregate principal amount of the Issuer's 6.875% Senior Notes due 2005 and up to $250,000,000 aggregate principal amount of the Issuer's 7.0% Senior Notes due 2008 (the "New Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a corresponding principal amount of the Issuer's issued and outstanding 6.875% Senior Notes due 2005 and 7.0% Senior Notes due 2008, respectively (the "Old Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer. Capitalized terms used but not defined herein have the meaning given to such terms in the Prospectus.

     PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
               , 1998, UNLESS EXTENDED.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     We are the participants in the book-entry transfer facility for Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account (you may tender less than all of such Old Notes and/or tender less than the full principal amount of any given Old Note, provided that the amount tendered is in integral multiples of $1,000) pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner.

     Pursuant to the Letter of Transmittal, each holder (a "Holder") of Old Notes will represent to the Issuer that (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from the Issuer; (iii) any New Notes to be received by it will be acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If a Holder of Old Notes is engaged in or intends to engage in a distribution of New Notes or has any arrangement or understanding with respect to the distribution of New Notes to be acquired pursuant to the Exchange Offer, such Holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

                                        Very truly yours,